                                                                      Exhibit 12

                      H.J. HEINZ COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                           Fiscal Years Ended
                          -----------------------------------------------------
                          April 28,  April 29,  April 30,   May 1,     May 3,
                             1999       1998      1997       1996       1995
                          ---------- ---------- --------- ---------- ----------
Fixed Charges:
  Interest expense*...... $  260,743 $  260,401 $277,818  $  279,368 $  212,123
  Capitalized interest...         --      1,542    2,688       1,007        414
  Interest component of
   rental expense........     29,926     30,828   27,382      26,728     24,200
                          ---------- ---------- --------  ---------- ----------
    Total fixed charges.. $  290,669 $  292,771 $307,888  $  307,103 $  236,737
                          ---------- ---------- --------  ---------- ----------
Earnings:
  Income before income
   taxes................. $  835,131 $1,254,981 $479,064  $1,023,661 $  938,007
  Add: Interest expense*.    260,743    260,401  277,818     279,368    212,123
  Add: Interest component
   of rental expense.....     29,926     30,828   27,382      26,728     24,200
  Add: Amortization of
   capitalized interest..      3,050      3,525    3,454       3,399      3,465
                          ---------- ---------- --------  ---------- ----------
    Earnings as adjusted. $1,128,850 $1,549,735 $787,718  $1,333,156 $1,177,795
                          ---------- ---------- --------  ---------- ----------
Ratio of earnings to
 fixed charges...........       3.88       5.29     2.56        4.34       4.98
                          ========== ========== ========  ========== ==========

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*  Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.